Filed Pursuant to Rule 433 of the Act
Registration No. 333-174402

June 21, 2012

Pioneer Natural Resources Company

Pricing Term Sheet

Issuer:	Pioneer Natural Resources Company
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Principal Amount:	$600,000,000
Expected Ratings:	Baa3/BBB- (Stable/Stable)
Coupon:	3.95%
Stated Maturity Date:	July 15, 2022
Issue Price:	99.44% of face amount
US Treasury Benchmark:	1.75% due May 2022
US Treasury Yield:	1.618%
Spread to US Treasury:	2.40%
Yield to Maturity:	4.018%
Trade Date:	June 21, 2012
Original Issue/Settlement Date:	June 26, 2012
Proceeds to the Issuer Before Expenses:	$592,740,000
Interest Payment Dates:	January 15 and July 15 commencing January 15, 2013
Optional Redemption:	Prior to April 15, 2022, greater of par or T + 37.5 bps On or after April 15, 2022, at par
CUSIP/ISIN:	723787 AK3 / US723787AK36
Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Credit Suisse Securities (USA) LLC UBS Securities LLC Wells Fargo Securities, LLC
Senior Co-Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Credit Agricole Securities (USA) Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Deutsche Bank Securities Inc. toll free at 1-800-503-4611.

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